UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2018

Kemper Corporation

(Exact Name of Registrant as Specified in Charter)

DE	001-18298	95-4255452
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One East Wacker Drive Chicago, IL		60601
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: 312-661-4600

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On July 2, 2018, pursuant to the Agreement and Plan of Merger, dated as of February 13, 2018 (the “Merger Agreement”), by and among Kemper Corporation, a Delaware corporation (the “Company”), Vulcan Sub, Inc., an Ohio corporation and a wholly owned subsidiary of the Company (“Merger Sub”), and Infinity Property and Casualty Corporation, an Ohio corporation (“Infinity”), the Company completed the merger of Merger Sub with and into Infinity, with Infinity continuing as the surviving entity (the “Merger”). As a result of the Merger, Infinity became a wholly owned subsidiary of the Company.

Pursuant to the Merger Agreement, as a result of the Merger, each share of Infinity common stock, no par value per share (“Infinity Common Stock”), issued and outstanding as of immediately prior to the effective time of the Merger (the “Effective Time”) (other than shares owned by the Company or its wholly owned subsidiaries or Infinity or any of its subsidiaries and outstanding and unvested restricted shares of Infinity Common Stock granted under any Infinity stock plan owned by employee members of the Infinity board of directors (the “Infinity Board”) (all such shares described in this parenthetical, the “Excluded Shares”)) was to be cancelled and converted into, at the election of the holder thereof, subject to proration and adjustment as described below, the right to receive either (i) 1.2019 shares of Company common stock, par value $0.01 per share (“Company Common Stock”), and $51.60 in cash, without interest (the “Mixed Consideration”), (ii) an amount of cash equal to $129.00, without interest (the “Cash Consideration”), or (iii) 2.0031 shares of Company Common Stock (the “Stock Consideration”).

As previously disclosed, the deadline for Infinity shareholders to have delivered their election forms to elect the form of consideration to be received in the Merger was 5:00 p.m., Eastern Time, on June 18, 2018 (the “Election Deadline”), subject to the applicable notice of guaranteed delivery period. The consideration to be paid to holders of Infinity Common Stock electing to receive the Cash Consideration or the Stock Consideration in connection with the Merger was subject to automatic proration and adjustment, as set forth in the Merger Agreement and described in the definitive joint proxy statement/prospectus filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on April 27, 2018, as amended and supplemented from time to time (the “Joint Proxy Statement”), to ensure that the total amount of cash paid and the total number of shares of Company Common Stock issued in the Merger is approximately the same as what would be paid and issued if all holders of Infinity Common Stock were to receive the Mixed Consideration.

As previously disclosed, the Company and Infinity determined that, based on the valid elections of holders of Infinity Common Stock prior to the Election Deadline, pursuant to the automatic proration and adjustment provisions set forth in the Merger Agreement and described in the Joint Proxy Statement, the consideration to be received in the Merger by holders of Infinity Common Stock is as follows:

•	Those holders of Infinity Common Stock validly electing to receive the Mixed Consideration in the Merger are entitled to receive 1.2019 shares of Company Common Stock and $51.60 in cash, without interest, for each share of Infinity Common Stock with respect to which such election was made;

•	Those holders of Infinity Common Stock validly electing to receive the Cash Consideration in the Merger are entitled to receive $129.00, without interest, for each share of Infinity Common Stock with respect to which such election was made;

•	Those holders of Infinity Common Stock validly electing to receive the Stock Consideration in the Merger are entitled to receive 1.2332 shares of Company Common Stock and $49.58 in cash, without interest, for each share of Infinity Common Stock with respect to which such election was made; and

•	Those holders of Infinity Common Stock (not including Excluded Shares) that did not make a valid election prior to the Election Deadline were deemed to have elected to receive the Mixed Consideration with respect to their shares of Infinity Common Stock and are entitled to receive 1.2019 shares of Company Common Stock and $51.60 in cash, without interest, for each share of Infinity Common Stock held immediately prior to the Effective Time.

The Company has deposited with Computershare Trust Company, N.A., the exchange agent for the Merger, a total of 13,184,107 shares of Company Common Stock and a total of approximately $564.6 million in cash to be issued and paid to holders of shares of Infinity Common Stock (other than Excluded Shares) in connection with the Merger. No fractional shares of Company Common Stock will be issued in the Merger, and holders of Infinity Common Stock are entitled to receive cash in lieu of any fractional shares of Company Common Stock issuable in the Merger.

Pursuant to the Merger Agreement, as of the Effective Time: (i) each outstanding and unvested award of performance share units with respect to Infinity Common Stock granted pursuant to any Infinity stock plan (“Infinity Performance Share Awards”) vested with respect to the target number of shares of Infinity Common Stock subject to such Infinity Performance Share Award, and such shares were converted into the right to receive shares of Company Common Stock (such shares of Company Common Stock so converted being restricted from sale or transfer prior to the first anniversary of the Effective Time), with the number of shares of Company Common Stock subject to each such award determined by multiplying such target number of shares of Infinity Common Stock by 2.0031 (the “Exchange Ratio”); (ii) each outstanding and unvested award of restricted shares of Infinity Common Stock granted under any Infinity stock plan (“Infinity Restricted Shares”) that was held by a non-employee member of the Infinity Board immediately vested in full and such holder became eligible to receive the consideration payable to Infinity shareholders pursuant to the Merger Agreement; and (iii) each outstanding and unvested award of Infinity Restricted Shares (other than those held by non-employee members of the Infinity Board) was cancelled without any acceleration of vesting and in exchange therefor, as soon as practicable following the Effective Time, the Company will grant to the former holder thereof a number of restricted stock units with respect to Company Common Stock (the “RSU Awards”) determined by multiplying the number of cancelled Infinity Restricted Shares by the Exchange Ratio, with such RSU Awards vesting in accordance with the applicable award or other agreement between the recipient of such RSU Award and the Company (or an affiliate thereof).

The foregoing description of the Merger Agreement and the transactions contemplated thereby, including the Merger, does not purport to be complete and is qualified in its entirety by the full text of the Merger Agreement, a copy of which was filed with the SEC as Exhibit 2.1 of the Company’s Current Report on Form 8-K on February 14, 2018 and is incorporated herein by reference.

The Merger Agreement and the foregoing description thereof have been included in this Current Report on Form 8-K to provide investors and shareholders with information regarding its terms. It is not intended to provide any other factual information about the Company, Merger Sub or Infinity or any of their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by disclosures not reflected in the Merger Agreement, were made for the purpose of allocating contractual risk between the parties to the Merger Agreement instead of establishing matters as facts and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors or shareholders and reports and documents filed with the SEC. Investors and shareholders are not third party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Merger Sub or Infinity or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may have changed after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s or Infinity’s public disclosures.

The information set forth in Item 2.03, Item 5.02 and Item 8.01 is incorporated herein by reference.

Item 2.03. Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Company’s Delayed-Draw Term Loan Facility

As previously disclosed, on June 8, 2018, the Company executed a Second Amended and Restated Credit Agreement (the “Amended and Restated Credit Agreement”), by and among the Company, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent and syndication agent, and Bank of America, N.A. and Wells Fargo Bank, National Association, as syndication agents. J.P. Morgan Chase Bank, N.A., Merrill Lynch, Pierce, Fenner & Smith, Incorporated and Wells Fargo Securities, LLC served as joint bookrunners and joint lead arrangers. Pursuant to the Amended and Restated Credit Agreement, subject to the conditions set forth therein, the Term Loan Lenders (as defined therein) provide to the Company a two-year delayed-draw term loan facility in an aggregate principal amount of $250 million (the “Term Loan Facility”), among other things.

On June 29, 2018, the Company made a draw under the Term Loan Facility in the aggregate amount of $250,000,000. The Company used the proceeds from the Term Loan Facility, $110,000,000 in proceeds drawn from other existing debt facilities and cash on hand to finance the cash component of the aggregate consideration payable in the Merger and to pay fees and expenses incurred in connection with the transactions contemplated by the Merger Agreement.

The foregoing description of the Second Amended and Restated Credit Agreement, including the Term Loan Facility, does not purport to be complete and is qualified in its entirety by the full text of the Second Amended and Restated Credit Agreement, a copy of which was filed with the SEC as Exhibit 10.1 of the Company’s Current Report on Form 8-K on June 12, 2018 and is incorporated herein by reference.

Infinity’s 5.000% Senior Notes due 2022

Pursuant to the Indenture, dated as of August 6, 2010 (the “Base Indenture”), by and between Infinity and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of September 17, 2012 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), Infinity has previously issued $275,000,000 principal amount of its 5.000% Senior Notes due 2022 (the “Senior Notes”). The Senior Notes are unsecured senior obligations of Infinity and rank equally with all of the other existing and future senior, unguaranteed and unsubordinated debt of Infinity. Infinity, as a wholly owned subsidiary of the Company, retains all rights, duties and obligations under the Indenture and with respect to the Senior Notes, which remain unaffected by, and in full force and effect following, the Merger. The Senior Notes are not obligations of, or guaranteed by, the Company.

The Senior Notes bear interest at a rate of 5.000% per annum, paid semiannually on each March 19 and September 19. The Senior Notes will mature on September 19, 2022, unless earlier redeemed. The Senior Notes are subject to customary covenants, including limitations on the ability of Infinity and its subsidiaries to incur debt secured by liens on the voting stock of any significant subsidiary unless the Senior Notes are equally and ratably secured and to transfer the capital stock of any significant subsidiary for less than fair value, subject in each case to certain exceptions. Infinity may redeem the Senior Notes in whole or in part, from time to time at Infinity’s option, upon payment of a make-whole redemption premium.

The foregoing description of the Indenture and Supplemental Indenture does not purport to be complete and is qualified in its entirety by the full text of the Indenture and Supplemental Indenture, copies of which were filed with the SEC as Exhibit 4.4 of Infinity’s Registration Statement on Form S-3 on August 6, 2010 and Exhibit 4.1 of Infinity’s Current Report on Form 8-K on September 17, 2012, respectively, and which are incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Merger Agreement provides that the Company would take all actions necessary to cause, as of the Effective Time, the election as a member of the board of directors of the Company (the “Company Board”) of one individual serving as a member of the Infinity Board as of the date of the Merger Agreement or immediately prior to the Effective Time. In accordance with the terms of the Merger Agreement, on June 27, 2018, the Company Board increased the size of the Company Board from ten to eleven directors and elected Teresa A. Canida as a member of the Company Board to fill the resulting vacancy, in each case effective as of the Effective Time. Ms. Canida was also appointed to serve as a member of the Audit and Investment Committees of the Company Board. Ms. Canida will serve as a member of the Company Board until the Company’s 2019 Annual Meeting of Shareholders or until the election of her successor, or as otherwise provided under the Amended and Restated Bylaws of the Company.

Ms. Canida will be entitled to participate in the Company’s current non-employee director compensation program and to be party to an indemnification and expense advance agreement with the Company, the terms of each of which are described in the section entitled “Director Compensation” in the Joint Proxy Statement. There are no transactions involving Ms. Canida or any of her immediate family members, or in which Ms. Canida or any of her immediate family members have an interest, that are required to be disclosed pursuant to Item 404(a) of Regulation S-K under the Securities Act of 1933, as amended.

The information set forth in Item 8.01 is incorporated herein by reference.

Item 8.01.	Other Events.

On July 2, 2018, the Company issued a press release announcing the completion of the Merger and the election of Ms. Canida as a director of the Company. A copy of the press release is filed herewith as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

The financial statements required to be filed under this Item 9.01(a) shall be filed by an amendment to this Form 8-K not later than 71 days after the date this Current Report on Form 8-K is required to be filed.

(b)	Pro Forma Financial Information.

The pro forma financial information required to be filed under this Item 9.01(b) shall be filed by an amendment to this Form 8-K not later than 71 days after the date this Current Report on Form 8-K is required to be filed.

(d)	Exhibits.

Exhibit Number	Description of Exhibit

2.1	Agreement and Plan of Merger, dated as of February 13, 2018, by and among Kemper Corporation, Vulcan Sub, Inc. and Infinity Property and Casualty Corporation, incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by Kemper Corporation on February 14, 2018.*

4.1	Form of Senior Indenture, dated as of August 6, 2010, by and between Infinity Property Casualty Corporation and U.S. Bank National Association, as Trustee, incorporated by reference to Exhibit 4.4 to the Form S-3 filed by Infinity Property and Casualty Corporation on August 6, 2010.

4.2	First Supplemental Indenture, dated as of September 17, 2012, by and between Infinity Property Casualty Corporation and U.S. Bank National Association, as Trustee, incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by Infinity Property and Casualty Corporation on September 17, 2012.

10.1	Second Amended and Restated Credit Agreement, by and among Kemper Corporation, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent and syndication agent, and Bank of America, N.A. and Wells Fargo Bank, National Association, as syndication agents, incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Kemper Corporation on June 12, 2018.

99.1	Press Release of Kemper Corporation, dated July 2, 2018.

*	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule will be furnished supplementally to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kemper Corporation

	By:	/s/ C. Thomas Evans, Jr.
C. Thomas Evans, Jr.
Senior Vice President, Secretary and General Counsel

Date: July 2, 2018